Exhibit 10.24

004725-0021-11976-NY01.2763253.2 3 Employee agrees to enter into this Agreement with Aramark as a condition of employment pursuant to which Aramark will limit Employee’s right to compete against Aramark during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows: ARTICLE 1. NON-DISCLOSURE AND NON-DISPARAGEMENT: Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Aramark is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, personnel, policies or products, other than to comply with law. ARTICLE 2. NON-COMPETITION: A. Subject to Article 2. B. below, Employee, during Employee’s period of employment with Aramark, and for a period of one year following the voluntary or involuntary termination of employment, shall not, without Aramark’s written permission, which shall be granted or denied in Aramark’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by Aramark at any time during the term of Employee’s employment. For purposes of this Agreement,

L. Employee expressly acknowledges and agrees that Aramark's Incentive Compensation Recoupment Policy, as the same may be amended from time to time, is binding on Employee and that Employee is a Covered Employee as defined in that policy. M. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Aramark. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment. IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed. ARAMARK SERVICES, INC. Date: . 7 By:: Date: NAME 00472S-002l•l 1976-NY0l.27632Sl.l 15 /s/ Lynn B. Mckee /s/ Grant Shih

004725-0021-11976-NY01.2763253.2 16 Schedule 1 Prior Works* * If no Prior Works are listed, Employee certifies that there are none.